Exhibit 99

Granite City Food & Brewery Common Stock to Move to OTCQB

Pre-Opening Expense and Depreciation From New Restaurant Openings Cause Shareholders’ Equity to Fall Below NASDAQ Thresholds, Causing Common Stock to Be Delisted

MINNEAPOLIS, MN — April 24, 2013 — Granite City Food & Brewery Ltd. (NASDAQ: GCFB)  Company management recently met with The NASDAQ Hearings Panel to discuss the listing of its common stock, along with its future growth plans. Due to the Company’s planned new restaurant growth in 2013 and future years, the Company will take approximately a $400,000 - $500,000 pre-opening expense related to the opening of each store.  This cost, along with a continued increase in depreciation from such new stores, make compliance with NASDAQ shareholder equity minimums difficult to achieve in the near-term. Despite the increase of Granite City’s adjusted EBITDA from $3.0 million in 2011 to approximately $7.0 million in 2012, and previously-announced adjusted EBITDA guidance of $8.5 million - $9.5 million in 2013, the NASDAQ Panel determined to delist the Company’s common stock due to the Company’s failure to meet the $2.5 million minimum shareholders’ equity requirement of the NASDAQ Capital Market.  As a result, the Company announced that today it received a letter from NASDAQ that its common stock will be delisted, effective at the open of business on Friday, April 26, 2013. The Company has determined not to request reconsideration of the Panel’s decision.

The Company has been advised by OTC Markets Group that its common stock will be immediately eligible for trading on the OTCQB marketplace effective with the open of business on April 26, 2013. It will continue to trade under the symbol “GCFB.”  The move to the OTCQB does not change the Company’s SEC reporting obligations under applicable securities laws. Accordingly, the Company will continue to file its Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K.

“Despite the move to the OTCQB, Granite City will maintain high standards of disclosure and remain in an environment where we can tell a great story of growth and value for current and future shareholders,” said Rob Doran, Chief Executive Officer.  Doran further commented:  “At the recent NASDAQ Panel Hearing, we pointed out that our company has weathered one of the worst periods in the history of the restaurant industry, surviving and growing while many other multi-unit restaurant concepts have either disappeared or have been absorbed by other industry restaurant players. The fact that the Company’s adjusted EBITDA more than doubled between 2011 and 2012 was due to new restaurant openings, positive revenue trends at existing restaurants and the purchase of additional Cadillac Ranch Restaurants.  Because of applicable accounting rules, Granite City must recognize significant depreciation and new restaurant opening costs which, despite our overall operating performance, decreases our shareholder equity.  We believe that having minimum shareholders’ equity of $2.5 million does not benefit our overall operating performance or improve our prospects; nor is shareholders’ equity a measure of our operating performance.  With positive operating trends and strong relationships with our banking and other financing sources, we believe we are in a significantly stronger position to improve profitability and build shareholder value than in prior years when we had $2.5 million in shareholders’ equity.”

About Granite City Food & Brewery

Granite City Food & Brewery Ltd. develops and operates two casual dining concepts:  Granite City Food & Brewery and Cadillac Ranch All American Bar & Grill.  Granite City Food & Brewery is a polished casual American restaurant that features a great dining experience with affordable, high-quality menu items prepared from made-from-scratch recipes, served in generous portions.  There is a brewery onsite, serving hand-crafted and micro brews.  Granite City opened its first restaurant in 1999 and is expanding nationwide; there are currently 28 Granite City restaurants in 13 states.  Cadillac Ranch restaurants feature freshly prepared, authentic, All-American cuisine in a fun, dynamic environment.  Its patrons enjoy a warm, Rock N’ Roll inspired atmosphere, with plenty of room for friends, music and dancing.  The Cadillac Ranch menu is diverse with offerings ranging from homemade meatloaf to pasta dishes, all freshly prepared using quality ingredients.  The Company purchased its first Cadillac Ranch in November 2011 and has since purchased five additional Cadillac Ranch restaurants along with its intellectual property.  The Company currently operates six Cadillac Ranch restaurants in five states.  Additional information about Granite City Food & Brewery can be found at www.gcfb.com.

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature, including our ability to improve profitability and build shareholder value, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2013.

Non-GAAP Financial Measures

Adjusted EBITDA is a previously-disclosed non-GAAP financial measure. Reconciliations for historical measures to the most comparable GAAP measure are presented in the Company’s 2012 Earnings Release, dated March 18, 2013, which is available under the Investors section of our website, www.gcfb.com.

Contacts
Rob Doran	James G. Gilbertson
Chief Executive Officer	Chief Financial Officer
952.697.2393	952.215.0676